Exhibit 10.1
January 2, 2009
Mr. Robert L. Chapman, Jr.
1007 Sepulveda Blvd. #129
Manhattan Beach, CA 90267
Office: (310) 373-0404
Dear Bob,
This letter confirms certain terms and conditions of your employment in the position of Chief Executive Officer (“CEO”) of EDCI Holdings, Inc. (the “Company” or “EDCI”) effective January 2, 2009 (the “Effective Date”), subject to a background search of you by the Company (the “Background Search”), with results reasonably satisfactory, due to no material issues with your record discovered by the Background Search, to the Board of Directors of the Company (the “Board of Directors”), all to be completed on or before January 26, 2009. You will perform your CEO duties primarily from your office in Los Angeles County, California, but will use reasonable efforts to spend one week per calendar month at the Company’s headquarters office (currently in New York, NY) and will make yourself available to spend approximately one day per calendar month at one of various subsidiary locations (currently expected during the first six months of 2009 to consist of Hannover, Germany and Blackburn, UK).
This position reports directly to the Board of Directors. In your capacity as CEO of the Company, all of the officers of the Company shall report directly to you or your designee.
You will: (1) devote substantially all of your business time (approximately 8-10 hours/weekday), attention and abilities to the Company’s business, except as provided herein and (2) faithfully serve the Company and use your best efforts to promote the interests of the Company and to enhance shareholder value. You are directly or indirectly responsible for all activities of the Company and are specifically responsible for merger and acquisition activities (supported by Matthew K. Behrent in his position of EVP — Corporate Development), external communications (supported by Michael W. Klinger in his position of EVP — Chief Financial Officer), and any other activities which may be assigned to you by the Board of Directors. You shall participate in quarterly and annual investor relations/communications as required.
The Company understands that you are currently serving as Managing Member of Chapman Capital L.L.C. (“CCLLC”). Subject to no conflict of interest between CCLLC and the Company, you shall be allowed to continue to serve in such capacity and conduct such duties for CCLLC as do not unreasonably interfere with your duties to the Company, provided that you will seek prior approval of the Board of Directors of any expansion or increase in your duties for CCLLC from where such duties existed in calendar year 2008.

Your base compensation will be $37,500 per month (the “Base Salary”), of which $18,750 shall be paid in cash in bi-weekly installments (the “Cash Portion of Base Salary”) and $18,750 of which shall be paid monthly through the issuance and delivery to you, within five days of the second bi-weekly payment of the Cash Portion of Base Salary each calendar month, of shares of common stock of the Company (“EDCI Shares”), issued in a valid private placement under federal securities laws (the “Stock Portion of Base Salary”). The Stock Portion of Base Salary shall vest fully upon issuance and shall not be subject to forfeiture for any reason.
The number of EDCI Shares that shall be issued and delivered for each monthly payment of the Stock Portion of Base Salary shall be calculated by dividing $18,750 by the average daily closing price of EDCI Shares on the Nasdaq Stock Market, or other primary market (e.g., Pink Sheets) should EDCI Shares cease to trade on the Nasdaq Stock Market, during the calendar month immediately preceding the calendar monthly period in which issuance and delivery is being made. No particular calendar month’s average daily closing trading data for EDCI Shares shall be utilized for the calculation of more than one particular month’s Stock Portion of Base Salary. If EDCI Shares do not trade on any particular business day during which the Nasdaq Stock Market has been open for trading, the closing price of EDCI Shares on the most recent, prior trading day on which EDCI Shares traded shall be used for that current day’s pricing in performing the monthly average calculation described above.
In consideration of the issuance of such shares to you, upon execution of this letter, you shall be deemed to represent and warrant to the Company that (a) you understand that such shares are being issued in a private placement pursuant to federal securities laws, (b) such shares cannot be transferred other than pursuant to an exemption from registration under federal securities laws as confirmed to the Company by opinion of counsel reasonably acceptable to the Company and (c) you are acquiring such shares for your own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. Your Base Salary may be increased (but not decreased) in the manner determined by the Company in consultation with the Board of Directors or the Compensation Committee of the Board or Directors.
You will be eligible to participate in the Company’s bonus plans or programs as shall be established by the Board of Directors upon recommendations from management of the Company from time to time for senior executives of the Company. In addition, you will be eligible to receive discretionary bonus awards as the Board of Directors may determine in its sole discretion from time to time.
It is understood that you will not participate in any retirement, life, medical/dental insurance or disability insurance plans maintained by the Company.
Notwithstanding the foregoing, if any benefit or amount payable to you under this letter on account of your termination of employment constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the

Internal Revenue Code (“409A”), payment of such Deferred Compensation shall commence when you incur a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”). However, if you are a “specified employee” within the meaning of 409A at the time of your Separation from Service, any Deferred Compensation payable to you under this letter on account of your termination of employment shall be delayed until the first day of the seventh month following your Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Company shall pay to you a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest rate of not less than the average prime interest rate, as published in the Wall Street Journal, over the 409A Suspension Period) that the Company would otherwise have been required to provide under this letter but for the imposition of the 409A Suspension Period. Thereafter, you shall receive any remaining payments due under this letter in accordance with its terms as if there had not been any suspension period beforehand.
This agreement shall have a term of a minimum of six months from the Effective Date hereof. If your position as CEO of the Company is terminated by the Company prior to the six month anniversary of the Effective Date for any reason, including with or without cause, except as set forth in the last sentence of this paragraph, the Company shall pay you within one week of termination of such services, in one cash lump sum and one issuance and delivery of EDCI Shares, the remainder of your Base Salary (both the Cash Portion of Base Salary and the Stock Portion of Base Salary) through such six month anniversary date in accordance with the payment provisions provided above. The number of EDCI Shares to be delivered for this final payment shall be calculated by dividing the full calendar month and prorated/partial calendar monthly sums of all remaining $18,750 monthly EDCI Shares payments by the average daily closing price of EDCI Shares on the Nasdaq Stock Market, or other primary market (e.g., Pink Sheets) should EDCI Shares cease to trade on the Nasdaq Stock Market, during the calendar month immediately preceding the calendar month in which your position terminates. If EDCI Shares do not trade on any particular business day during which the Nasdaq Stock Market has been open for trading, the closing price of EDCI Shares on the most recent, prior trading day on which EDCI Shares traded shall be used for that current day’s pricing in performing the monthly average calculation described above. Notwithstanding the foregoing, if the results of the Background Search are not reasonably acceptable to the Board of Directors, due to there being a material issue with your record discovered by the Background Search, your employment with the Company and this letter agreement may be terminated upon notice from the Board of Directors to you and payment to you solely of that portion of your Base Salary that has accrued and remains unpaid from the Effective Date through the date of such termination; provided such termination occurs within five (5) days of the Board of Directors receipt of the results of the Background Search.
Following the six month anniversary of the Effective Date (July 2, 2009), your position with the Company shall become that of an at-will employee, so that following July 2, 2009 your employment with the Company and this letter agreement may be terminated at any time by the Company or you upon two weeks advance notice of the effective date of such termination.
In consideration of the Company’s employment of you upon the terms set forth herein, you hereby represent to the Company that you have not at any time been convicted of (or entered a plea of guilty or nolo contendere to) any crime or offense constituting a felony under applicable law or any crime or offense involving fraud or moral turpitude.
No representation, promise or inducement has been made by the Company or you that is not embodied in this letter agreement.
This letter agreement may not be modified or amended in any way unless in writing signed by each of the parties hereto.
Please confirm the terms and conditions set forth herein by countersigning this letter in the space provided below.
Sincerely,

/s/ Howard Speaks

Howard “Skip” Speaks
Lead Independent Director

Accepted by:	/s/ Robert L. Chapman, Jr.	Date: January 2, 2009

Robert L. Chapman, Jr.

4